Exhibit 10.1

UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

OFFICE OF THE COMPTROLLER OF THE CURRENCY

In the Matter of:	)
)
Sterling Bank and Trust, FSB	)	AA-ENF-2022-35
Southfield, Michigan	)
)

CONSENT ORDER

WHEREAS, the Office of the Comptroller of the Currency (“OCC”) has supervisory authority over Sterling Bank and Trust, FSB, Southfield, Michigan (“Bank”);

WHEREAS, the OCC intends to initiate civil money penalty proceedings against the Bank pursuant to 12 U.S.C. § 1818(i), through the issuance of a Notice of Assessment of a Civil Money Penalty, for (1) the Bank’s violations of 18 U.S.C. § 1001; 12 C.F.R §§ 21.21(d)(1), 163.180(d)(3), and Part 1026; California Penal Code § 532f, and New York Penal Law Article 187.00, and (2) the Bank’s engaging in unsafe or unsound practices, including those related to real-estate lending and Bank Secrecy Act/Anti-Money Laundering (BSA/AML) internal controls;

WHEREAS, in the interest of cooperation and to avoid additional costs associated with administrative and judicial proceedings with respect to the above matter, the Bank, by and through its duly elected and acting Board of Directors (“Board”), consents to the issuance of this Consent Order (“Order”), by the OCC through the duly authorized representative of the Comptroller of the Currency (“Comptroller”); and

NOW, THEREFORE, pursuant to the authority vested in the OCC by Section 8(i) of the Federal Deposit Insurance Act, as amended, 12 U.S.C. § 1818(i), the OCC hereby orders that:

ARTICLE I

JURISDICTION

(1)          The Bank is an “insured depository institution” as that term is defined in 12 U.S.C. § 1813(c)(2).

(2)          The Bank is a Federal savings association within the meaning of 12 U.S.C. § 1813(q)(1)(C), and is chartered and examined by the OCC. See 12 U.S.C. §§ 1461 et seq., 5412(b)(2)(B).

(3)          The OCC is the “appropriate Federal banking agency” as that term is defined in 12 U.S.C. § 1813(q) and is therefore authorized to initiate and maintain this civil money penalty action against the Bank pursuant to 12 U.S.C. § 1818(i).

ARTICLE II

COMPTROLLER’S FINDINGS

The Comptroller finds, and the Bank neither admits nor denies, the following:

(1)          Between approximately mid-2011 and December 2019 (“the relevant period”), the Bank offered the Advantage Loan Program (“ALP”), a low-document mortgage loan program, which was the Bank’s primary loan product during this period. The Bank originated numerous ALP loans that had false or fraudulent loan applications. These loan applications contained falsified applicant income and employment information and debt-to-income ratios and relied on falsified supporting documents, such as verification of employment documents, letters of explanation, and gift letters. In addition, loan documents failed to disclose the use of third-party mortgage brokers. Despite deficiencies within the ALP, the Bank did not take appropriate corrective action and continued to grow the ALP.

(2)          During the relevant period, the Bank falsified applicants’ employment and income information as well as other supporting loan documents, in violation of California Penal Code § 532f and New York Penal Law Article 187.

(3)          During the relevant period, the Bank failed to make a reasonable and good faith determination of applicants’ ability to repay and to ensure that documents used to verify applicants’ employment, income, and assets were obtained from third parties, were reasonably reliable, and that there were proper quality control mechanisms to ensure the accuracy and reliability of the Bank’s loan documents, in violation of 12 C.F.R. § 1026.43(c).

(4)          During the relevant period, the Bank failed to properly disclose the involvement of, or fees paid to, third-party mortgage brokers on loan estimates and closing disclosures, in violation of 12 C.F.R. §§ 1026.19, 1026.37, and 1026.38.

(5)          During the relevant period, the Bank failed to implement an adequate system of BSA/AML internal controls and failed to file Suspicious Activity Reports in a timely manner, in violation of 12 C.F.R. §§ 21.21(d)(1) and 163.180(d).

(6)          During the relevant period, the Bank made false representations about the ALP loans to and concealed material information regarding the ALP loans from the Federal Home Loan Bank of Indianapolis, in violation of 18 U.S.C. § 1001.

(7)          By reason of the foregoing conduct, the Bank recklessly engaged in unsafe or unsound practices. The Bank’s acts and/or omissions were part of a pattern of misconduct, resulted in financial gain to the Bank, or were likely to cause more than minimal loss to the Bank.

(8)          The Bank undertook an investigation to identify misconduct and corrective action to remedy the violations and unsafe or unsound practices identified by the OCC in this Article.

ARTICLE III

ORDER FOR A CIVIL MONEY PENALTY

(1)          The Bank shall make payment of a civil money penalty in the total amount of six million dollars ($6,000,000), which shall be paid upon the execution of this Order.

(2)          Such payment shall be made by a wire transfer sent in accordance with instructions provided by the OCC and the docket number of this case (AA-ENF-2022-35) shall be entered on the wire confirmation. A photocopy of the wire confirmation shall be sent immediately, by email or overnight delivery, to the Director of Enforcement, Office of the Comptroller of the Currency, 400 7th Street, S.W., Washington, D.C. 20219.

ARTICLE IV

WAIVERS

(1)	The Bank, by executing and consenting to this Order, waives:

(a)	any and all rights to the issuance of a Notice of Charges pursuant to 12 U.S.C. § 1818;

(b)	any and all procedural rights available in connection with the issuance of this Order;

(c)	any and all rights to a hearing and a final agency decision pursuant to 12 U.S.C. § 1818 and 12 C.F.R. Part 109;

(d)	any and all rights to seek any type of administrative or judicial review of this Order;

(e)	any and all claims for fees, costs, or expenses against the OCC, or any of its officers, employees, or agents related in any way to this enforcement matter or this Order, whether arising under common law or under the terms of any statute, including, but not limited to, the Equal Access to Justice Act, 5 U.S.C. § 504 and 28 U.S.C. § 2412;

(f)	any and all rights to assert these proceedings, the consent to and/or the issuance of this Order, as the basis for a claim of double jeopardy in any pending or future proceedings brought by the United States Department of Justice or any other governmental entity; and

(g)	any and all rights to challenge or contest the validity of this Order.

ARTICLE V

CLOSING

(1)          This Order is a settlement of the civil money penalty proceedings against the Bank contemplated by the OCC, based on the unsafe or unsound practices and violations of law described in the Comptroller’s Findings set forth in Article II of this Order. The OCC releases and discharges the Bank from all potential liability for a civil money penalty order that has been or might have been asserted by the OCC based on the practices and violations described in Article II of this Order, to the extent known to the OCC as of the effective date of this Order. Nothing in this Order, however, shall prevent the OCC from:

(a)	instituting enforcement actions other than a civil money penalty order against the Bank based on the Comptroller’s Findings set forth in Article II of this Order;

(b)	instituting enforcement actions against the Bank based on any other findings;

(c)	instituting enforcement actions against institution-affiliated parties (as defined by 12 U.S.C. § 1813(u)) based on the Comptroller’s Findings set forth in Article II of this Order, or any other findings; or

(d)	utilizing the Comptroller’s Findings set forth in Article II of this Order in future enforcement actions against the Bank or its institution-affiliated parties to establish a pattern or the continuation of a pattern.

(2)          Nothing in this Order is a release, discharge, compromise, settlement, dismissal, or resolution of any actions, or in any way affects any actions that may be or have been brought by any other representative of the United States or an agency thereof, including, without limitation, the United States Department of Justice.

(3)	This Order is:

(a)	an “order issued with the consent of the depository institution” within the meaning of 12 U.S.C. § 1818(h)(2);

(b)	an “effective and outstanding . . . order” within the meaning of 12 U.S.C. § 1818(i)(1); and

(c)	a “final order” within the meaning of 12 U.S.C. § 1818(i)(2) and (u).

(4)          This Order is effective upon its issuance by the OCC, through the Comptroller’s duly authorized representative.

(5)          This Order is not a contract binding on the United States, the United States Treasury Department, the OCC, or any officer, employee, or agent of the OCC and neither the Bank nor the OCC intends this Order to be a contract.

(6)          No separate promise or inducement of any kind has been made by the OCC, or by its officers, employees, or agents, to cause or induce the Bank to consent to the issuance of this Order.

(7)          The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements, or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as his duly authorized representative, has hereunto set his signature on behalf of the Comptroller.

/s/ Brian L. James
Brian L. James
Deputy Comptroller
Central District

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of Sterling Bank and Trust, FSB have hereunto set their signatures on behalf of the Bank.

/s/ Peggy Daitch	September 27, 2022
Peggy Daitch	Date

/s/ Tracey Dedrick	September 27, 2022
Tracey Dedrick	Date

/s/ Michael Donahue	September 27, 2022
Michael Donahue	Date

/s/ Steven E. Gallotta	September 27, 2022
Steven E. Gallotta	Date

/s/ Denny Kim	September 27, 2022
Denny Kim	Date

/s/ Thomas M. O’Brien	September 27, 2022
Thomas M. O’Brien	Date

/s/ Eboh Okorie	September 27, 2022
Eboh Okorie	Date

/s/ Benjamin Wineman	September 27, 2022
Benjamin Wineman	Date

/s/ Lyle Wolberg	September 27, 2022
Lyle Wolberg	Date